     As filed with the Securities and Exchange Commission on April 28, 2000
                                                           Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               REALNETWORKS, INC.
             (Exact name of Registrant as specified in its charter)

         WASHINGTON                                         91-1628146
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification Number)
                               2601 ELLIOTT AVENUE
                            SEATTLE, WASHINGTON 98121
                                 (206) 674-2700
                   (Address, including zip code, and telephone
                         number, including area code, of
                        Registrant's principal executive
                                    offices)

                                   PAUL BIALEK
                       SENIOR VICE PRESIDENT--FINANCE AND
                         OPERATIONS AND CHIEF FINANCIAL
                                     OFFICER
                               REALNETWORKS, INC.
                               2601 ELLIOTT AVENUE
                            SEATTLE, WASHINGTON 98121
                                 (206) 674-2700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                           PATRICK J. SCHULTHEIS, ESQ.
                             STEVE L. CAMAHORT, ESQ.
                           CHRISTIAN E. MONTEGUT, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               5300 CARILLON POINT
                         KIRKLAND, WASHINGTON 98033-7356

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                         CALCULATION OF REGISTRATION FEE


=================================================================================================================================
    TITLE OF EACH CLASS                                          PROPOSED MAXIMUM        PROPOSED MAXIMUM            AMOUNT OF
     OF SECURITIES TO                       AMOUNT TO BE          OFFERING PRICE        AGGREGATE OFFERING          REGISTRATION
       BE REGISTERED                         REGISTERED(1)         PER SHARE(2)              PRICE(2)                    FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value(3)            1,449,279             $34.21875            $49,592,515.78              $13,092.42
---------------------------------------------------------------------------------------------------------------------------------

(1) A combined prospectus is being used pursuant to Rule 429 of the Securities Act of 1933, as amended. Upon effectiveness, this combined prospectus will also relate to 1,449,279 shares previously registered by the Company on Registration Statement No. 333-96423 for which a fee of $60,295.46 was previously paid to the Commission by the Company.

(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average high and low trading price of the Common Stock reported on the Nasdaq National Market on April 24, 2000 in accordance with Rule 457(c) under the Securities Act of 1933.

(3) Includes associated preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

        Pursuant to Rule 429 of the Securities Act of 1933, as amended, the prospectus included herein is a combined prospectus and relates to this Registration Statement and Registration Statement No. 333-96423 filed on Form S-3, which was declared effective on February 16, 2000.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

================================================================================

       The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

================================================================================
Subject to Completion, Dated __________________, 2000

PROSPECTUS                                            REGISTRATION NO. 333-_____


                                2,898,558 SHARES

                               REALNETWORKS, INC.

                              --------------------

                                  COMMON STOCK
                               ($0.001 PAR VALUE)
                   -------------------------------------------

        This prospectus relates to the public offering, which is not being underwritten, of up to 2,898,558 shares of our common stock which are held by some of our current shareholders and may be offered and sold from time to time by the selling shareholders. Of these shares, 1,449,279 shares are being registered hereby, and 1,449,279 shares were previously registered of which 1,066,591 remain unsold.

        The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

        Our common stock is traded on the Nasdaq National Market under the symbol "RNWK." On April 24, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $35.5625 per share.

        SEE "RISK FACTORS" BEGINNING AT PAGE 6 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                  -------------------------------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   -------------------------------------------

            The date of this Prospectus is __________________, 2000.



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================================================================================


                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
        Special Note Regarding Forward-Looking Statements .........          3
        RealNetworks ..............................................          5
        Risk Factors ..............................................          6
        Use of Proceeds ...........................................         23
        Selling Shareholders ......................................         24
        Plan of Distribution ......................................         25
        Legal Matters .............................................         26
        Experts ...................................................         26

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "RealNetworks," "we," "us," and "our" refer to RealNetworks, Inc., its predecessors and its consolidated subsidiaries.


                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

        (1)     Our Annual Report on Form 10-K for the year ended December 31,
                1999;

        (2) Our Current Reports on Form 8-K filed January 26, 2000 and February 8, 2000;

        (3)     Our Current Report on Form 8-K/A filed February 8, 2000;


================================================================================

        (4) The description of our common stock contained in our registration statement on Form 8-A dated September 26, 1997, including any amendments or reports filed for the purpose of updating such description; and

        (5) The description of our preferred stock purchase rights contained in our registration statement on Form 8-A dated December 14, 1998 as amended on June 16, 1999 and on February 7, 2000, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:


                             RealNetworks, Inc.
                             Attn:  Secretary
                             2601 Elliott Avenue
                             Seattle, Washington 98121
                             (206) 674-2700

        All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

        You should rely on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

        Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

        No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.

                                  REALNETWORKS


        We are a leading provider of media delivery and digital distribution solutions designed for the Internet. Our solutions enable consumers to experience and content providers to deliver a broad range of multimedia content, including audio, video, text and animation. We pioneered the development and commercialization of "streaming media" systems that enable the creation, real-time delivery and playback of multimedia content. We believe that we have established a leadership position in the market for these systems. We have more than 95 million unique registered users of our RealPlayer products and believe that more than 85% of all streaming media Web pages use our technology. The broad acceptance of the Internet as a means of content delivery and consumption, combined with recent technological advances, has greatly increased the practicality and popularity of a number of new online media delivery formats. In response, we have extended our media delivery platform to include a digital music management system that allows consumers to acquire, record, store, organize and play their personal music collections on personal computers (PCs) and digital playback devices.

        Our solutions include a variety of integrated products and services for consumers, content providers, service providers and advertisers. Our products and services include:

    - REALSYSTEM G2, an open and extensible advanced streaming media solution that consists of our RealPlayer client software, through which users experience multimedia content, and our RealServer software and related software tools, which enable broadcasters and content providers to create and deliver multimedia content.

    - REAL BROADCAST NETWORK, a service based on a distributed multi-tier network designed to enable content providers to reliably and cost-effectively deliver high-quality streaming media over the Internet to large audiences.

    - REALJUKEBOX, a product that turns a PC into a digital music management system and is based on RealSystem MP, our open and extensible digital music management solution.

    - REALGUIDE, a comprehensive directory that enables easy and personalized access to high-quality media programming on the Internet.

    - REALSTORE, an electronic commerce website from which we market, sell and distribute our own and third-party media delivery products and services to our base of more than 95 million unique registered users.

        From our inception, we have strategically chosen to offer our basic RealPlayer software to consumers free of charge. We believe that this strategy promotes the widespread adoption of our software and encourages the use of the Internet as a broadcast medium. More than half of the 95 million unique registered users of RealPlayer are registered users of our latest generation RealPlayer G2 software. We have also sold over two million copies of RealPlayer Plus, a premium version of our RealPlayer product. We have continued our strategy by offering RealJukebox to consumers free of charge, and selling RealJukebox Plus, the premium version of this product. Since its introduction, we have sold approximately 250,000 copies of RealJukebox Plus. By achieving broad distribution of our products to consumers, we believe that we have created a significant target audience for content and advertising and other commerce opportunities.

        Our principal executive offices are located at 2601 Elliott Avenue, Seattle, Washington 98121. Our telephone number is (206) 674-2700. We maintain a World Wide Web site at www.realnetworks.com. Information contained on our Web site does not constitute part of, nor is it incorporated by reference into, this prospectus.

                                  RISK FACTORS


        In addition to reviewing other information in this prospectus and our Annual Report on Form 10-K and the other documents incorporated herein by reference, you should consider carefully the following factors in evaluating us and our business before purchasing shares of our common stock.

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS

        We were incorporated in February 1994 and have a limited operating history. We have limited financial results on which you can assess our future success. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as streaming media software, media delivery systems and electronic commerce.

        To address the risks and uncertainties we face, we must:

- establish and maintain broad market acceptance of our products and services and convert that acceptance into direct and indirect sources of revenues;

-       maintain and enhance our brand name;

- continue to timely and successfully develop new products, product features and services and increase the functionality and features of existing products;

-       successfully respond to competition from Microsoft and others; and

- develop and maintain strategic relationships to enhance the distribution, features and utility of our products and services.

        Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. Our inability to successfully address these risks will harm our business.

WE HAVE A HISTORY OF LOSSES AND MAY NOT MAINTAIN PROFITABILITY

        We have incurred significant losses since our inception and we may never sustain or increase profitability. As of December 31, 1999, we had an accumulated deficit of approximately $34.9 million. We devote significant resources to developing, enhancing, selling and marketing our products and services. As a result, we will need to generate significant revenues to maintain profitability. While we had net income in 1999, we may not continue our historical growth or generate sufficient revenues to sustain or increase profitability on a quarterly or annual basis in the future.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY

        As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. These factors include the following, as well as others discussed elsewhere in this section:

- how and when we introduce new products and services and enhance our existing products and services;

- our ability to retain existing customers, attract new customers and satisfy our customers' demands;

-       the timing and success of our brand-building and marketing campaigns;

-       our ability to establish and maintain strategic relationships;

-       our ability to attract, train and retain key personnel;

-       the demand for Internet advertising and sponsorships;

-       the emergence and success of new and existing competition;

- varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, domestically and internationally, including the hiring of new employees;

- technical difficulties with our products, system downtime, system failures or interruptions in Internet access;

- costs and effects related to the acquisition of businesses or technology and related integration; and

-       costs of litigation and intellectual property protection.

        In addition, because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results. Our research and development and sales and marketing efforts, and business expenditures generally, are partially based on predictions regarding certain developments for media delivery. To the extent that these predictions prove inaccurate, our revenues and operating expenses may fluctuate.

        For these reasons, you should not rely on period-to-period comparisons of our financial results as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE WITH MICROSOFT AND OTHER COMPANIES IN THE MEDIA DELIVERY MARKET

        The market for software and services for media delivery over the Internet is relatively new, constantly changing and intensely competitive. As media delivery evolves into a central component of the Internet experience, more companies are entering the market for, and expending increasing resources to develop, media delivery software and services. We expect that competition will continue to intensify. Negative competitive developments could hurt our business and the trading price of our stock.

        Many of our current and potential competitors have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. In addition, new competitors with potentially unique or more desirable products or services are entering the market all the time. The competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend our current brand and technology franchise. Price concessions or the emergence of other pricing or distribution strategies of competitors may diminish our revenues, impact our margins or lead to a reduction in our market share, any of which will harm our business.

        We believe that the primary competitive factors in the media delivery market include:

-       the quality and reliability of the overall media delivery solution;

- access to distribution channels necessary to achieve broad distribution and use of products;

- the availability of content for delivery over the Internet and access to necessary intellectual property rights;

- the ability to license or develop and support secure formats for digital media delivery, particularly music and video;

- the ability to license and support popular and emerging media formats for digital media delivery, particularly music and video, in a market where competitors may control the intellectual property rights for these formats;

- the size of the active audience for streaming and digital media and its appeal to content providers and advertisers;

-       features for creating, editing and adapting content for the Internet;

-       ease of use and interactive user features in products;

-       ease of finding and accessing content over the Internet;

- scalability of streaming media and media delivery technology and cost per user;

-       pricing and licensing terms;

-       compatibility with new and existing media formats;

- compatibility with the user's existing network components and software systems; and

- challenges caused by bandwidth constraints and other limitations of the Internet infrastructure.

        Our failure to adequately address any of the above factors could harm our business strategy and operating results.

        Microsoft is a principal competitor in the development and distribution of streaming media and media distribution technology. Microsoft currently competes with us in the market for streaming media server and player software and has announced its intent to compete in the market for digital distribution of media. Microsoft's commitment to and presence in the media delivery industry has increased and Microsoft will continue to increase competitive pressure in the overall market for streaming media and media distribution.

        Microsoft distributes its competing streaming media server and tools products by bundling them with its Windows NT servers at no additional charge and by making them available for download from its website for free. While we also provide free downloads of certain of our products, including players, servers and tools, Microsoft's practices have caused, and may continue to cause, pricing pressure on our products. These practices have led in some cases, and could continue to lead to, longer sales cycles, decreased sales, loss of existing customers and reduced market share. In addition, we believe that Microsoft has used and may continue to use its monopoly position in the computer industry and its financial resources to secure preferential or exclusive distribution and bundling contracts for its streaming media products with third parties such as Internet service providers (ISPs), online service providers, content providers, entertainment companies, media companies, broadcasters, value added resellers (VARs) and original equipment manufacturers (OEMs), including third parties with whom we have relationships. In addition, Microsoft has invested significant sums of money in certain of our current and potential customers, and we expect this trend to continue, which may cause such customers to stop using or reduce their use of our products and services. Such arrangements, together with Microsoft's aggressive marketing of Windows NT and of its streaming media products, may reduce our share of the streaming media market.

        Microsoft's Windows Media Player competes with our RealPlayer products. The Windows Media Player is available for download from Microsoft's website for free, and is bundled by Microsoft with its Windows 98 operating system and with its Web browser, Internet Explorer. In addition, Microsoft has bundled certain audio capabilities into a radio toolkit for Internet Explorer 5.0, its latest Web browser. Internet Explorer 5.0 includes Web Events, which provides links to multimedia content on the Internet, especially content in Microsoft's streaming or digital media formats. We expect the Windows Media Player to be bundled with new versions of Windows to be released this year. We expect that by leveraging its monopoly position in operating systems and tying streaming or digital media into its operating system and its browser, Microsoft will distribute substantially more copies of the Windows Media Player in the future than it has in the past and may be able to attract more users to its streaming or digital media products. Currently, our RealPlayer has a high degree of market penetration: we have over 95 million unique registered users and estimate that more than 85% of all streaming media Web pages use our technology. Our market position will be difficult to sustain, particularly in light of Microsoft's efforts and dominant position in operating systems. In addition, Microsoft has invested in certain digital distribution technologies that compete with RealJukebox, such as the MusicMatch Jukebox. Microsoft bundles the MusicMatch Jukebox with the Microsoft Windows 98 Second Edition operating system. The MusicMatch Jukebox supports the Windows Media format, but not RealSystem G2 formats. We also expect Microsoft to develop its own jukebox product or bundle jukebox capabilities into the Windows Media Player. Microsoft also supports and promotes other third party products competitive to our products. We expect Microsoft and other competitors to devote significantly greater resources to product development in the jukebox and digital media categories. In addition, it may be difficult or impossible for us to license the Windows Media formats and other popular third party codec technology for use in our RealPlayer and RealJukebox products on terms equivalent to those offered to our competitors who do support the Windows Media format, which may harm the demand for and market for the RealPlayer and RealJukebox products.

        In addition, Microsoft competes with us to attract broadcasters of high quality or popular content to promote and deliver such content in Microsoft's formats, in some cases on an exclusive or preferential basis. We believe that Microsoft's commitment to and presence in the media delivery industry has increased and that Microsoft will continue to increase competitive pressure in the overall market for streaming media and media distribution.

        In addition to Microsoft, we face increasing competition from other companies that are developing and marketing streaming media products. Apple Computer offers the QuickTime streaming media technology, including a free media player and a free streaming media server, and has made available free source code to the server under the conditions of Apple Computer's end user license agreement. We expect that Apple Computer will devote more resources to developing and marketing streaming media systems, and will seek to compete more vigorously with us in the marketplace. Other competitors include, but are not limited to, Cisco Systems/Precept Software, PictureTel/Starlight Networks and Oracle Corporation. Companies such as AOL and Yahoo! and many smaller competitors offer various products that compete with other player and jukebox products. As more companies enter the market with products that compete with our servers, players and tools, the competitive landscape could change rapidly to our disadvantage.

        We do not believe that clear standards have emerged with respect to non-PC wireless and cable-based systems. Likewise, no one company has gained a dominant position in the mobile device market. However, certain products and services in these markets support our technology, and certain support our competitors' technology, especially Microsoft, which can use its monopoly position in the operating system business and other financial resources to gain access to these markets, potentially to the exclusion of us. Other companies' products and services or new standards may emerge in any of these areas, which could reduce demand for our products or render them obsolete.

        In addition, our streaming media and media delivery products face competition from "fast download" media delivery technologies such as AVI, QuickTime and MP3. Other fast download or non-streaming IP-based content distribution methods are likely to emerge and could compete with our products and services, which could harm our business.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN OTHER PARTS OF OUR BUSINESS

        Media Hosting. Our media hosting service, the Real Broadcast Network, competes with a variety of companies that provide streaming media hosting services. These companies include Yahoo! Broadcast Services (formerly Broadcast.com), Akamai/Intervu and emerging broadcast networks such as CMGI's Magnitude Network, Enron Communications, GlobalMedia and Microcast. We may not establish or sustain our competitive position in this market segment. Some media hosting competitors are also customers on whom we rely to help drive product download traffic to our website through their broadcast events. We also sell servers and tools to companies that compete with Real Broadcast Network. As our relationship becomes more competitive, such companies may choose to purchase less or more of our products or services. Microsoft does not currently offer its own media hosting services, but it does own investments in competitive hosting services and it encourages customers who use Microsoft technology to use hosting services that compete with Real Broadcast Network.

        Website Destinations, Content and Advertising. While Internet advertising revenues across the industry continue to grow, the number of websites competing for advertising revenues is also growing. Our websites, including Real.com, RealNetworks.com, Film.com and LiveConcerts.com, compete for user traffic and Internet advertising revenues with a wide variety of websites, Internet portals and ISPs. In particular, aggregators of audio, video and other media, such as Yahoo! Broadcast Services and Microsoft's Web Events, compete with our RealGuide. We also compete with traditional media such as television, radio and print for a share of advertisers' total advertising budgets. Our advertising sales force and infrastructure are still in early stages of development relative to those of our competitors. We cannot be certain that advertisers will place advertising with us or that revenues derived from such advertising will be meaningful. If we lose advertising customers, fail to attract new customers, are forced to reduce advertising rates or otherwise modify our rate structure to retain or attract customers, or if we lose website traffic, our business could be harmed.

        Electronic Commerce. The electronic commerce features of our websites compete with a variety of other websites for consumer traffic. To compete successfully in the electronic commerce market, we must attract sufficient traffic to our websites by offering high-quality, competitively priced, desirable merchandise in a compelling, easy-to-purchase format. In addition, we must successfully leverage our existing user base to develop the market for our products and services. We may not compete successfully in the growing and rapidly changing market for electronic commerce. Our failure to do so could harm our business.

        Increased competition may result in price reductions, reduced margins, loss of customers, and a change in our business and marketing strategies, any of which could harm our business.

WE MAY NOT BE SUCCESSFUL IN THE MARKET FOR DOWNLOADABLE MEDIA AND LOCAL MEDIA DELIVERY

        In May 1999, we announced the RealSystem MP, a digital music architecture enabling integration with a wide range of Internet services and hardware devices. In May 1999, we released RealJukebox, our client software based on the RealSystem MP. These products represent an extension of our business into downloadable media and local media delivery, which is a substantial evolution from our historical focus on streaming media products and services. We do not yet know whether there is a sustainable market for products such as RealSystem MP and RealJukebox. Even if that market exists, we may be unable to develop a revenue model or sufficient demand to take advantage of the market opportunity.

        While over 25 million copies of RealJukebox have been downloaded since its beta release on May 3, 1999, and over 250,000 copies of RealJukebox Plus have been sold since its introduction in September 1999, it is too soon to determine if RealJukebox will be widely received in the marketplace. There are now a number of competitive products on the market that offer certain of the features that RealJukebox offers. These products include WinAmp Player, MusicMatch Jukebox, Liquid Audio Player and a2b Player. In addition, given the size and importance of the general market for music distribution, competitors will likely release products that directly compete with RealJukebox, which could harm our business. Even if RealJukebox achieves widespread market acceptance, it may not achieve a high level of use, which would lead to a low rate of upgrade sales and electronic commerce opportunities. Our inability to achieve widespread acceptance for RealSystem MP and RealJukebox or to create new revenue streams from new market segments could harm our business.

        RealJukebox supports a variety of audio formats, including RealAudio G2, MP3, Liquid Audio, Mjuice, Windows Media Audio, IBM's EMMS, and a2b. However, technical formats and consumer preferences evolve very rapidly, and we may be unable to adequately address consumer preferences or fulfill the market demand to the extent it exists.

        We have had long-term relationships with recording companies, including major record labels, many of which offer their streaming content in our formats. However, recording companies, including those with whom we have a relationship, may be uncomfortable with some features of RealJukebox. As a result, some record companies may decide to withhold content from RealJukebox, or refrain from or delay participating in promotional opportunities with respect to RealJukebox.

        RealJukebox is intended to allow users of the product to acquire, record, play back and manage music for their personal use. It is possible for a user of RealJukebox to elect not to use the copyright-protection features it contains and then violate the intellectual property rights of artists and recording companies by engaging in an unauthorized distribution of music. The laws governing the recording, distribution and performance of digital music are new and largely untested. While we believe we have developed RealJukebox to comply with U.S. copyright laws, a court may find us in violation of these laws. Similar action or other litigation in the United States or abroad directed at us could harm our business, even if such litigation were entirely without merit. In addition, we may be required to pay royalties associated with the digital distribution and performance of music, which could adversely impact our financial results.

WE MAY NOT SUCCESSFULLY DEVELOP NEW PRODUCTS AND SERVICES

        Our growth depends on our ability to continue to develop leading edge media delivery and digital distribution products and services. Our business and operating results would be harmed if we fail to develop products and services that achieve widespread market acceptance or that fail to generate significant revenues to offset development costs. We may not timely and successfully identify, develop and market new product and service opportunities. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability.

        Because the markets for our products and services are rapidly changing, we must develop new offerings quickly. We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technolog-ical changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of the products or lawsuits by customers.

POTENTIAL ACQUISITIONS INVOLVE RISKS WE MAY NOT ADEQUATELY ADDRESS

        The failure to adequately address the financial and operational risks raised by acquisitions of technology and businesses could harm our business. We have acquired complementary technologies and businesses in the past, and intend to do so in the future. Financial risks related to acquisitions include:

-       potentially dilutive issuances of equity securities;

-       use of cash resources;

-       the incurrence of additional debt and contingent liabilities;

-       large write-offs; and

-       amortization expenses related to goodwill and other intangible assets.

        Acquisitions also involve operational risks, including:

- difficulties in assimilating the operations, products, technology, information systems and personnel of the acquired company;

-       diversion of management's attention from other business concerns;

- impairment of relationships with our employees, affiliates, advertisers and content providers;

- inability to maintain uniform standards, controls, procedures and policies;

-       the assumption of known and unknown liabilities of the acquired company;

-       entrance into markets in which we have no direct prior experience; and

-       loss of key employees of the acquired company.

        In August 1999, we acquired Xing Technology Corporation, an MP3 software developer, in a transaction that was accounted for as a pooling of interests. We may not be able to use the pooling of interests method of accounting for future acquisitions, which could result in the future incurrence of substantial expenses relating to the amortization of goodwill. In January 2000, we acquired NetZip, Inc., a developer and marketer of download management software, in a transaction that was accounted for using the purchase method of accounting. The NetZip transaction poses particular integration risks because NetZip has been based in Atlanta, Georgia, and we plan to relocate its operations to Seattle, Washington. We may not adequately integrate these or any future acquisitions.

WE RELY ON CONTENT PROVIDED BY THIRD PARTIES TO INCREASE MARKET ACCEPTANCE OF OUR PRODUCTS

        If third parties do not develop or offer compelling content to be delivered over the Internet, our business will be harmed and our products may not achieve or sustain broad market acceptance. We rely on third-party content providers, such as radio and television stations, record labels, media companies, websites and other companies, to develop and offer content in our formats that can be delivered using our server products and played back using our player products. While we have a number of short-term agreements with third parties to provide content from their websites in our formats, most third parties are not obligated to develop or offer content using our technology. In addition, some third parties have entered into and may in the future enter into agreements with our competitors, principally Microsoft, to develop or offer all or a substantial portion of their content in our competitors' formats. Microsoft has more resources to secure preferential and even exclusive relationships with content providers. There could be less demand for and use of our products if Microsoft or another competitor were to secure preferential or exclusive relationships with the leading broadcasters, record companies or websites. We cannot guarantee that third-party content providers will continue to rely on our technology or offer compelling content in our formats to encourage and sustain broad market acceptance of our products. Their failure to do so would harm our business.

        As we move into the market for digital distribution of media and local media playback, our success depends on the availability of third-party content, especially music, that users of our RealJukebox product can lawfully and easily access, record and play back. Our product may not achieve or sustain market acceptance if third parties are unwilling to offer their content for free download or purchase by users of RealJukebox. Current concerns regarding the secure distribution of music over the Internet are causing content owners to delay or refuse to make content available for distribution. Competitors could secure exclusive distribution relationships with such content providers, which would harm our business.


THE RATE STRUCTURE OF SOME OF OUR ADVERTISING AND SPONSORSHIP ARRANGEMENTS SUBJECTS US TO FINANCIAL RISK

        We generate advertising revenues in part through sponsored services and placements by third parties in our products and on our websites, in addition to banner advertising. We may receive sponsorship fees or a portion of transaction revenues in return for minimum levels of user impressions to be provided by us. These arrangements expose us to potentially significant financial risks in the event our usage levels decrease, including the following:

-       the fees we are entitled to receive may be adjusted downwards;

- we may be required to "make good" on our obligations by providing alternative services;

-       the sponsors may not renew the agreements or may renew at lower rates;
        and

- the arrangements may not generate anticipated levels of shared transaction revenues, or sponsors may default on the payment commitments in such agreements.

        Accordingly, any leveling off or decrease of our user base or the failure to generate anticipated levels of shared transaction revenues could result in a meaningful decrease in our revenue levels.

WE DEPEND ON KEY PERSONNEL WHO MAY NOT CONTINUE TO WORK FOR US

        Our success substantially depends on the continued employment of our executive officers and key employees, particularly Robert Glaser, our chairman of the board and chief executive officer. The loss of the services of Mr. Glaser or any of our other executive officers or key employees could harm our business. Each of these individuals has acquired specialized knowledge and skills with respect to RealNetworks and its operations. As a result, if any of these individuals were to leave RealNetworks, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. Several of our personnel have reached or will soon reach the five-year anniversary of their RealNetworks hiring date and, as a result, will have become or will shortly become fully vested in their initial stock option grants. While management personnel are typically granted additional stock options, which will usually vest over a period of five years, subsequent to their hire date to provide additional incentive to remain at RealNetworks, the initial option grant is typically the largest and an employee may be more likely to leave our employ upon completion of the vesting period for the initial option grant. None of our executive officers has a contract that guarantees employment. Other than the $2 million insurance policy on the life of Mr. Glaser, we do not maintain "key person" life insurance policies. If we do not succeed in retaining and motivating existing personnel, our business could be harmed.

OUR FAILURE TO ATTRACT, TRAIN OR RETAIN HIGHLY QUALIFIED PERSONNEL COULD HARM OUR BUSINESS

        Our success also depends on our ability to attract, train and retain qualified personnel, specifically those with management and product development skills. In particular, we must hire additional skilled software engineers to further our research and development efforts. At times, we have experienced difficulties in hiring personnel with the right training or experience, particularly in technical areas. Competition for qualified personnel is intense, particularly in high-technology centers such as the Pacific Northwest, where our corporate headquarters are located. In making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of stock options they may receive in connection with their employment. As a result of recent volatility in our stock price, we may be disadvantaged in competing with companies that have not experienced similar volatility or that have not yet sold their stock publicly. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be harmed.

WE MAY NOT SUCCESSFULLY MANAGE OUR GROWTH

        We cannot successfully implement our business model if we fail to manage our growth. We have rapidly and significantly expanded our operations domestically and internationally and anticipate further expansion to take advantage of market opportunities. We have increased the number of our full-time employees from 325 on January 1, 1998 to 648 on December 31, 1999. Managing this substantial expansion has placed a significant strain on our management, operational and financial resources. If our growth continues, we will need to continue to improve our financial and managerial control and reporting systems and procedures.

        We are in the process of implementing new management information software systems. This will affect many aspects of our business, including our accounting, operations, electronic commerce, customer service, purchasing, sales and marketing functions. The purchase, implementation and testing of these systems have resulted, and will result, in significant capital expenditures and could disrupt our day-to-day operations. If these systems are not implemented as expected, our ability to provide products and services to our customers on a timely basis will suffer and delays in the recording and reporting of our operating results could occur.

THE GROWTH OF OUR BUSINESS DEPENDS ON THE INCREASED USE OF THE INTERNET FOR COMMUNICATIONS, ELECTRONIC COMMERCE AND ADVERTISING

        The growth of our business depends on the continued growth of the Internet as a medium for communications, electronic commerce and advertising. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of media information and entertainment and as a vehicle for commerce in goods and services. Our success also depends on the efforts of third parties to develop the infrastructure and complementary products and services necessary to maintain and expand the Internet as a viable commercial medium. The Internet may not be accepted as a viable commercial medium for broadcasting multimedia content or media delivery for a number of reasons, including:

- potentially inadequate development of the necessary infrastructure to accommodate growth in the number of users and Internet traffic;

- lack of acceptance of the Internet as a medium for distributing streaming media content or for media delivery;

-       unavailability of compelling multimedia content;

-       inadequate commercial support for Web-based advertising; and

- delays in the development or adoption of new technological standards and protocols or increased governmental regulation, which could inhibit the growth and use of the Internet.

        In addition, we believe that other Internet-related issues, such as security, reliability, cost, ease of use and quality of service, remain largely unresolved and may affect the amount of business that is conducted over the Internet.

        If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, specifically the demands of delivering high-quality media content. As a result, its performance and reliability may decline. In addition, websites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the usage of our products, services and websites, could grow more slowly or decline.

CHANGES IN NETWORK INFRASTRUCTURE, TRANSMISSION METHODS AND BROADBAND TECHNOLOGIES POSE RISKS TO OUR BUSINESS

        We believe that increased Internet use may depend on the availability of greater bandwidth or data transmission speeds (also known as broadband transmission). If broadband access becomes widely available, we believe it presents both a substantial opportunity and a significant business challenge for us. Internet access through cable television set-top boxes, digital subscriber lines or wireless connections could dramatically reduce the demand for our products and services by utilizing alternate technology that more efficiently transmits data. This could harm our business as currently conducted.

        Development of products and services for a broadband transmission infrastructure involves a number of additional risks, including:

-       changes in content delivery methods and protocols;

- the availability of compelling content that takes advantage of broadband access and helps drive market acceptance of our products and services;

- the emergence of new competitors, such as traditional broadcast and cable television companies, which have significant control over access to content, substantial resources and established relationships with media providers;

- the development of relationships by our current competitors with companies that have significant access to or control over the broadband transmission infrastructure or content;

- the need to establish new relationships with non-PC based providers of broadband access, such as providers of television set-top boxes and cable television, some of which may compete with us; and

- the general risks of new product and service development, including the challenges to develop error-free products and enhancements, develop compelling services and achieve market acceptance for these products and services.

        We depend on the efforts of third parties to develop and provide a successful infrastructure for broadband transmission. Even if broadband access becomes widely available, heavy use of the Internet may negatively impact the quality of media delivered through broadband connections. If these third parties experience delays or difficulties establishing a widespread broadband transmission infrastructure or if heavy usage limits the broadband experience, the release of our broadband products and services could be delayed. Even if a broadband transmission infrastructure is developed for widespread use, our products and services may not achieve market acceptance or generate sufficient revenues to offset our development costs.

WE COULD LOSE STRATEGIC RELATIONSHIPS THAT ARE ESSENTIAL TO OUR BUSINESS

        The loss of certain current strategic relationships or key licensing arrangements, the inability to find other strategic partners or the failure of our existing relationships to achieve meaningful positive results for us could harm our business. We rely in part on strategic relationships to help us:

-       increase adoption of our products through distribution arrangements;

- increase the amount and availability of compelling media content on the Internet to help boost demand for our products and services;

-       enhance our brand;

-       expand the range of commercial activities based on our technology;

- expand the distribution of our streaming media content without a degradation in fidelity; and

-       increase the performance and utility of our products and services.

        We would be unable to accomplish many of these goals without the assistance of third parties. We anticipate that the efforts of our strategic partners will become more important as the multimedia experience over the Internet matures. For example, we may become more reliant on strategic partners to provide multimedia content, provide more secure and easy-to-use electronic commerce solutions and build out the necessary infrastructure for media delivery. We may not be successful in forming strategic relationships. In addition, the efforts of our strategic partners may be unsuccessful. Furthermore, these strategic relationships may be terminated before we realize any benefit.

OUR INDUSTRY IS EXPERIENCING CONSOLIDATION THAT MAY INTENSIFY COMPETITION

        The Internet industry has recently experienced substantial consolidation and a proliferation of strategic transactions. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

- competitors could acquire or enter into relationships with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of distribution opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services;

- competitors could obtain exclusive access to desirable multimedia content and prevent that content from being available in our formats, thus decreasing the use of our products and services to distribute and experience the content that audiences most desire, and hurting our ability to attract advertisers to our websites and product offerings;

- a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our products and services; and

- other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or content, or which could dramatically change the market for our products and services.

        Announcements and consolidations that could affect our business include:

- Microsoft's strategic investments in broadband initiatives, including its $5 billion investment in AT&T;

- AT&T's acquisition of TCI and its proposed acquisition of MediaOne Communications;

-       At Home's acquisition of Excite;

-       Yahoo!'s acquisitions of Broadcast.com and GeoCities;

- The Walt Disney Company's combination of its Internet assets with, and acquisition of a majority ownership of, Infoseek, to create a single business called Go.com;

- NBC's merger of its Internet assets with XOOM.com, Inc. and Snap.com, a subsidiary of CNET;

- AOL's recent announcement that it intends to acquire Time-Warner, and Time-Warner's announcement that it intends to form a joint venture with EMI Music; and

-       Akamai's recent announcement of its planned acquisition of Intervu.

OUR BUSINESS WILL SUFFER IF OUR SYSTEMS FAIL OR BECOME UNAVAILABLE

        A reduction in the performance, reliability and availability of our websites and network infrastructure will harm our ability to distribute our products and services to our users, as well as our reputation and ability to attract and retain users, customers, advertisers and content providers. Our revenues depend in large part on the number of users that download our products from our websites and access the content services on our websites. Our systems and operations are susceptible to, and could be damaged or interrupted by outages caused by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to computer viruses, break-ins, "denial of service" attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems, websites and network communications. Our computer and communications infrastructure is located at a single leased facility in Seattle, Washington. We do not have fully redundant systems or a formal disaster recovery plan, and we do not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage.

        Our electronic commerce and digital distribution activities are managed by sophisticated software and computer systems. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and websites could be less attractive to such entities or individuals and our business would be harmed.

        A sudden and significant increase in traffic on our websites could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We depend on Web browsers, ISPs and online service providers to provide Internet users access to our websites. Many of these providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. In addition, certain ISPs have temporarily interrupted our website operations in response to the heavy volume of e-mail transmission we generate and send to our large user base. These types of interruptions could continue or increase in the future.

OUR NETWORK IS SUBJECT TO SECURITY RISKS THAT COULD HARM OUR REPUTATION AND EXPOSE US TO LITIGATION OR LIABILITY

        Online commerce and communications depend on the ability to transmit confidential information securely over public networks. Any compromise of our ability to transmit confidential information securely, and costs associated with preventing or eliminating any problems, could harm our business. Online transmissions are subject to a number of security risks, including:

- our own or licensed encryption and authentication technology may be compromised, breached or otherwise be insufficient to ensure the security of customer information;

- we could experience unauthorized access, computer viruses, system interference or destruction, "denial of service" attacks and other disruptive problems, whether intentional or accidental, that may inhibit or prevent access to our websites or use of our products and services;

- a third party could circumvent our security measures and misappropriate our, our partners' and our customer's proprietary information or interrupt operations; and

-       credit card companies could restrict online credit card transactions.

        The occurrence of any of these or similar events could damage our reputation and expose us to litigation or liability. In February 2000, many commercial and governmental websites were the subject of intentional denial of service attacks designed to disrupt or disable the operation of such websites. We may also be required to expend significant capital or other resources to protect against the threat of security breaches or hacker attacks or to alleviate problems caused by such breaches or attacks.

OUR INTERNATIONAL OPERATIONS INVOLVE RISKS

        We operate subsidiaries in Australia, England, France, Germany, Japan, Mexico, Brazil and Hong Kong, and market and sell products in several other countries. For the year ended December 31, 1999, approximately 23% of our revenues, excluding revenues derived from our license agreement with Microsoft, were derived from international operations.

         We have also entered into joint ventures internationally. A key part of our strategy is to develop localized products and services in international markets. To date, we have only limited experience in developing localized versions of our products and marketing and operating our products and services internationally and we rely on the efforts and abilities of our foreign business partners in such activities. International markets we have selected may not develop at a rate that supports our level of investment. In particular, international markets typically have been slower in adoption of the Internet as an advertising and commerce medium. In addition to uncertainty about our ability to continue to generate revenues from our foreign operations and expand our international presence, there are certain risks inherent in doing business on an international level. We are subject to the normal risks of doing business internationally, as well as risks specific to Internet-based companies in foreign markets. These risks include:

- delays in the development of the Internet as a broadcast, advertising and commerce medium in international markets;

- difficulties in managing operations due to distance, language and cultural differences, including issues associated with establishing management systems infrastructures in individual markets;

-       unexpected changes in regulatory requirements;

- export and import restrictions, including those restricting the use of encryption technology;

-       tariffs and trade barriers and limitations on fund transfers;

-       difficulties in staffing and managing foreign operations;

-       longer payment cycles and problems in collecting accounts receivable;

-       potential adverse tax consequences;

-       exchange rate fluctuations;

- increased risk of piracy and limits on our ability to enforce our intellectual property rights; and

-       other legal and political risks.

        Any of these factors could harm our business. We do not currently hedge our foreign currency exposures.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS

        Our inability to protect our proprietary rights, and the costs of doing so, could harm our business. Our success and ability to compete partly depend on the superiority, uniqueness or value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or infringe aspects of our technology, products, services or trademarks, or obtain and use information we regard as proprietary. Our proprietary rights may be especially difficult to protect in foreign countries, where unrelated third parties may have registered our domain names and trademarks under their own names in an attempt to prevent us from using the domain names and trademarks in those countries without paying them a significant sum of money. This could prevent us from using our valuable brands in those countries, and reduce the value of our intellectual property. In addition, others may independently develop technologies that are similar or superior to ours, which could reduce the value of our intellectual property.

        As of January 31, 2000, we had 29 registered U.S. trademarks or service marks, and had applications pending for an additional 45 U.S. trademarks. We also have several unregistered trademarks. In addition, RealNetworks has several foreign trademark registrations and pending applications. Many of our marks begin with the word "Real" (such as RealSystem, RealAudio and RealVideo). We are aware of other companies that use "Real" in their marks alone or in combination with other words, and we do not expect to be able to prevent all third-party uses of the word "Real" for all goods and services. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and effective patent, copyright, trademark and trade secret protection may not be available in such jurisdictions.

        As of January 31, 2000, we had 11 U.S. patents and numerous patent applications on file relating to various aspects of our technology. We are preparing additional patent applications on other features of our technology. Patents with respect to our technology may not be granted and, if granted, may be challenged or invalidated. Issued patents may not provide us with any competitive advantages and may be challenged by third parties. In addition, others could independently develop substantially equivalent intellectual property.

        Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of their intellectual property rights, especially patents. If a blocking patent has issued or issues in the future, we would need to either obtain a license or design around the patent. We may not be able to obtain such a license on acceptable terms, if at all, or design around the patent. As with other software products, our products are susceptible to unauthorized copying and uses that may go undetected, and policing such unauthorized use is difficult.

        To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. These efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology, or may not prevent the development and design by others of products or technologies similar to or competitive with those we develop.

        Companies in the computer industry have frequently resorted to litigation regarding intellectual property rights. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. From time to time, other parties' proprietary rights, including patent rights, have come to our attention and on several occasions we have received notice of claims of infringement of other parties' proprietary rights, and we may receive such notices in the future.

        In August 1998, Venson M. Shaw and Steven M. Shaw filed a lawsuit against us and co-defendant Broadcast.com in the United States District Court for the Northern District of Texas - Dallas Division. The plaintiffs allege that we, individually and in combination with Broadcast.com, infringe on a certain patent by making, using, selling and/or offering to sell software products and services directed to media delivery systems for the Internet and corporate intranets. The plaintiffs seek to enjoin us from the alleged infringing activity and to recover damages in an amount no less than a reasonable royalty. We believe the allegations are without merit and intend to vigorously defend ourselves against these claims. However, litigation is inherently uncertain, and we may be unable to successfully defend ourselves against this claim.

        From time to time we receive claims and inquiries from third parties alleging that our internally developed technology or technology we license from third parties may infringe the third parties' proprietary rights. We are now investigating several of such pending claims. We could be required to spend significant amounts of time and money to defend ourselves against such claims. If any of these claims were to prevail, we could be forced to pay damages, comply with injunctions, or stop distributing our products while we re-engineer them or seek licenses to necessary technology, which might not be available on reasonable terms. We could also be subject to claims for indemnification resulting from infringement claims made against our customers and strategic partners, which could increase our defense costs and potential damages. Any of these events could harm our business.


WE ARE SUBJECT TO RISKS ASSOCIATED WITH GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

        Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. However, it is likely that a number of laws and regulations may be adopted in the United States and other countries with respect to the Internet. These laws may relate to areas such as content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, encryption, use of key escrow data, caching of content by server products, electronic authentication or "digital signatures," personal privacy, advertising, taxation, electronic commerce liability, e-mail, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect the available distribution channels for and costs associated with our products and services, and may affect the growth of the Internet. Such laws or regulations may therefore harm our business.

        We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, retransmission of media, and personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. Changes to or the interpretation of these laws could:

-       limit the growth of the Internet;

- create uncertainty in the marketplace that could reduce demand for our products and services;

-       increase our cost of doing business;

- expose us to significant liabilities associated with content available on our websites or distributed or accessed through our products or services, and with our provision of products and services, and with the features or performance of our products and websites;

- lead to increased product development costs, or otherwise harm our business; or

- decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

        On October 28, 1998, the Digital Millennium Copyright Act (DMCA) was enacted. The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and our broadcast customers will be required to pay licensing fees for sound recordings we deliver in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the licenses, which will be determined either through voluntary inter-industry negotiations or arbitration. We will soon engage in arbitration with the Recording Industry Association of America to determine what, if any, licensee fee should be paid. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for our customers.

        The Child Online Protection Act and the Child Online Privacy Protection Act (COPPA) were enacted in October 1998. The COPPA impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly collect and disclose personal information from such minors. The manner in which the COPPA may be interpreted and enforced cannot be fully determined, and future legislation similar to the COPPA could subject us to potential liability, which in turn could harm our business. Such laws could also damage the growth of the Internet generally and decrease the demand for our products and services.

WE MAY BE SUBJECT TO MARKET RISK AND LEGAL LIABILITY IN CONNECTION WITH THE DATA COLLECTION CAPABILITIES OF OUR PRODUCTS AND SERVICES

        Many of our products are interactive Internet applications that by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, our products occasionally send information to servers at RealNetworks. Many of the services we provide also require that a user provides certain information to us. We post privacy policies concerning the use and disclosure of our user data. Any failure by us to comply with our posted privacy policies could impact the market for our products and services, subject us to litigation and harm our business.

        Between November 1999 and March 2000, a total of fourteen purported class action lawsuits were filed against us in state and/or federal courts in California, Illinois, Pennsylvania, Washington and Texas. The plaintiffs in federal court in Pennsylvania and in Illinois state court have voluntarily dismissed their lawsuits in response to our motion to compel arbitration of the claims under the terms of our End User License Agreements. The remaining twelve actions, which seek to certify classes of plaintiffs, allege breach of contract, invasion of privacy, deceptive trade practices, negligence, fraud and violation of certain federal and state laws in connection with various communications features of our RealPlayer and RealJukebox products. Plaintiffs are seeking both damages and injunctive relief. We have filed various answers denying the claims and have filed suit in Washington state court to compel the plaintiffs who have filed actions in Texas, California and Illinois state courts to arbitrate their claims as required by our End User License Agreements.

        On February 10, 2000, the federal district court for the Northern District of Illinois granted our motion to stay the court proceedings in that case because the claims are subject to arbitration under our End User License Agreements. Also on that date, the federal Judicial Panel on Multidistrict Litigation transferred all federal cases pending at that time to the federal court in Illinois that has ruled that the claims are arbitrable. Plaintiffs in the transferred federal cases are seeking to overturn the district court's ruling that the claims must be arbitrated. Although we can give no assurance as to the outcome of these lawsuits, we believe the allegations in these actions are without merit, and we intend to vigorously defend ourselves against these claims. If the plaintiffs prevail in their claims, we could be required to pay damages or other penalties, in addition to complying with injunctive relief, which could have a material adverse effect on our operating results.


WE MAY BE SUBJECT TO LEGAL LIABILITY FOR THE PROVISION OF THIRD-PARTY PRODUCTS, SERVICES OR CONTENT

        We periodically enter into arrangements to offer third-party products, services, or content under the RealNetworks' brand or via distribution on various RealNetworks' websites or in RealNetworks' products. We may be subject to claims concerning these products, services or content by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, provide, or provide access to these products, services or content. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification may not be adequate. It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us, including for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that we provide links to. Investigating and defending any of these types of claims is expensive, even to the extent that the claims do not result in liability.

REALNETWORKS' DIRECTORS AND EXECUTIVE OFFICERS BENEFICIALLY OWN APPROXIMATELY 47.7% OF OUR STOCK; THEIR INTERESTS COULD CONFLICT WITH YOURS; SIGNIFICANT SALES OF STOCK HELD BY THEM COULD HAVE A NEGATIVE EFFECT ON REALNETWORKS' STOCK PRICE; SHAREHOLDERS MAY BE UNABLE TO EXERCISE CONTROL

        As of December 31, 1999, our executive officers, directors and affiliated persons beneficially own approximately 47.7% of our common stock. Robert Glaser, our chief executive officer and chairman of the board, beneficially owns approximately 36.4% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

-       elect or defeat the election of our directors;

-       amend or prevent amendment of our articles of incorporation or bylaws;

- effect or prevent a merger, sale of assets or other corporate transaction; and

- control the outcome of any other matter submitted to the shareholders for vote.

        As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by RealNetworks' directors and executive officers, or the prospect of these sales, could adversely affect the market price of RealNetworks common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of RealNetworks, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

PROVISIONS OF OUR CHARTER DOCUMENTS, SHAREHOLDER RIGHTS PLAN AND WASHINGTON LAW COULD DISCOURAGE OUR ACQUISITION BY A THIRD PARTY

        Our articles of incorporation provide for a strategic transaction committee of the board of directors currently comprised of Messrs. Glaser, Breyer and Kapor. Without the prior approval of this committee, and subject to certain limited exceptions, the board of directors does not have the authority to:

-       adopt a plan of merger;

-       authorize the sale, lease, exchange or mortgage of:

        (A) assets representing more than 50% of the book value of our assets prior to the transaction; or

        (B) any other asset or assets on which our long-term business strategy is substantially dependent;

-       authorize our voluntary dissolution; or

-       take any action that has the effect of any of the above.

        RealNetworks also entered into an agreement providing Mr. Glaser with a direct contractual right to require RealNetworks to abide by and perform all terms of the articles of incorporation with respect to the strategic transactions committee. This agreement also provides that so long as Mr. Glaser owns a specified number of shares, RealNetworks will use its best efforts to cause him to be nominated to, elected to, and not removed from the board of directors. In addition, the articles provide that Mr. Glaser will serve, or will appoint another officer of RealNetworks to serve, as our policy ombudsman, with the exclusive authority to adopt or change our editorial policies as reflected on our websites or in other communications or media in which we have a significant editorial or media voice. The provisions with respect to the authority of the strategic transactions committee and the policy ombudsman may be amended only with the approval of 90% of the shares entitled to vote on an amendment to the articles.

        We have adopted a shareholder rights plan that provides that shares of our common stock have associated preferred stock purchase rights. These rights become exercisable and detachable from the associated common stock only following the acquisition by a person or a group of 15% or more of our outstanding common stock or 10 days following the announcement of a tender or exchange offer for 15% or more of our outstanding common stock. The rights entitle our shareholders, other than the person or entity that has acquired or made an exchange or tender offer for 15% or more of our outstanding common stock, to acquire additional shares of our capital stock at a price equal to one-half of the market price at the time of the event and, in certain circumstances, would allow our shareholders to acquire capital stock in the entity that has acquired or made an exchange or tender offer for 15% or more of our outstanding common stock at a similar discount. The exercise of these rights would make the acquisition of RealNetworks by a third party more expensive to that party and has the effect of discouraging third parties from acquiring our company without the approval of our board of directors, which has the power to redeem these rights and prevent their exercise.

        Washington law imposes restrictions on some transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with some exceptions, from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the acquisition. Such prohibited transactions include, among other things:

- a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

- termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

- allowing the acquiring person to receive any disproportionate benefit as a shareholder.

        After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of RealNetworks.

        The foregoing provisions of our charter documents, shareholder rights plan and Washington law, as well as those relating to a classified board of directors and the availability of "blank check" preferred stock, could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions may therefore have the effect of limiting the price that investors might be willing to pay in the future for our common stock.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE

        The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended January 31, 2000, the price of our common stock ranged from $13.25 to $93.00 per share. Our stock price could be subject to wide fluctuations in response to factors such as:

-       actual or anticipated variations in quarterly operating results;

- announcements of technological innovations, new products or services by us or our competitors;

- changes in financial estimates or recommendations by securities analysts;

- the addition or loss of strategic relationships or relationships with our key customers;

- conditions or trends in the Internet, media streaming, media delivery and online commerce markets;

- changes in the market valuations of other Internet, online service or software companies;

- announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

-       legal or regulatory developments;

-       additions or departures of key personnel;

-       sales of our common stock; and

-       general market conditions.

        The historical volatility of our stock price may make it more difficult for you to resell shares when you want at prices you find attractive. Sharp increases in our stock price could have a negative impact on our financial condition.

        In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price, regardless of our operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

WE MAY BE SUBJECT TO ASSESSMENT OF SALES AND OTHER TAXES FOR THE SALE OF OUR PRODUCTS, LICENSE OF TECHNOLOGY OR PROVISION OF SERVICES

        We may have to pay past sales or other taxes that we have not collected from our customers. We do not currently collect sales or other taxes on the sale of our products, license of technology or provision of services in states and countries other than those in which we have offices or employees.

        In October 1998, the Internet Tax Freedom Act (ITFA) was signed into law. Among other things, the ITFA imposes a three-year moratorium on discriminatory taxes on electronic commerce. Nonetheless, foreign countries or, following the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in such activities within their jurisdictions. Our business would be harmed if one or more states or any foreign country were able to require us to collect sales or other taxes from current or past sales of products, licenses of technology or provision of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and may have to pay such taxes out of our own funds.

WE INTEND TO DONATE A PORTION OF NET INCOME TO CHARITY

        For the year ended December 31, 1999, we were profitable and donated 5% of our pretax net income to charity. If we sustain profitability, we intend to donate 5% of our annual net income to charitable organizations. This will reduce our net income.

                                 USE OF PROCEEDS

        The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders.

                              SELLING SHAREHOLDERS

        The shares of common stock to be sold by the selling shareholders pursuant to this prospectus represent shares issued to the selling shareholders by us in connection with our acquisition of NetZip. The following table sets forth the aggregate number of shares of common stock held by each selling shareholder who beneficially owns more than 1% of the outstanding shares of our common stock and the aggregate number of shares of common stock offered by each such selling shareholder as well as the aggregate numbers of shares of common stock held by and offered by the remainder of the selling shareholders as a group. As of March 20, 2000, there were 154,360,374 shares of common stock outstanding. Beneficial ownership is determined according to the rules of the SEC, and includes shares subject to options currently exercisable or exercisable within 60 days of March 20, 2000. Shares subject to such options are deemed outstanding for computing the percentage ownership of the person holding such options but not for computing the percentage ownership of any other person.


                                                 OWNERSHIP PRIOR TO OFFERING                   OWNERSHIP AFTER OFFERING(1)
                                   ---------------------------------------------------     -----------------------------------
                                     NUMBER OF SHARES
                                      BENEFICIALLY                          NUMBER OF      NUMBER OF SHARES
                                         OWNED                            SHARES BEING     BENEFICIALLY OWNED
 NAME OF SELLING SHAREHOLDER       PRIOR TO OFFERING       PERCENTAGE        OFFERED         AFTER OFFERING         PERCENTAGE
----------------------------       -----------------       ----------     ------------     ------------------       ----------
NETZIP FORMER SHAREHOLDERS:
Jerkunica, Boris ............         1,752,030              1.14%          1,553,864(3)         198,166                 *
Other former NetZip
   Shareholders(2) ..........         1,102,774                 -             962,006(4)         140,768                 -
   TOTAL ....................         2,854,804                 -           2,515,870            338,934                 -


-------------------

(1) Assumes the sale of all of the shares of common stock, registered hereby and previously registered on Registration Statement No. 333-96423, offered by each of the selling shareholders.

(2) Consists of 13 former NetZip shareholders who own an aggregate of 1,100,462 shares (but each hold less than 1% of the outstanding shares of RealNetworks common stock) and includes an aggregate of 2,312 shares subject to options currently exercisable or exercisable within 60 days of March 20, 2000.

(3) In addition to the 971,851 shares of common stock held by Mr. Jerkunica which are being registered hereby, RealNetworks previously registered 734,513 shares held by Mr. Jerkunica in connection with Registration Statement No. 333-96423, 582,013 of which were not sold by Mr. Jerkunica as of April 24, 2000.

(4) In addition to the 477,428 shares of common stock held by the 13 other former NetZip shareholders which are being registered hereby, RealNetworks previously registered 714,766 shares held by these former NetZip shareholders in connection with Registration Statement No. 333-96423, 484,578 of which were not sold by them as of April 24, 2000.

*     Less than 1% of the outstanding shares of common stock.

                              PLAN OF DISTRIBUTION


        The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

        - Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - Purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

        - Over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

        - Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

        -   Privately negotiated transactions.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        In effecting sales, brokers, dealers or agents engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

        In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

        We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling shareholder and any person controlling the selling shareholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling shareholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

        We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective for a period of twelve months or, if earlier, with respect to each selling shareholder, until the selling shareholder is able to sell all shares offered pursuant to this registration statement in a single three-month period in accordance with Rule 144 under the Securities Act of 1933.

                                  LEGAL MATTERS

        Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington.

                                     EXPERTS

        The consolidated balance sheets of RealNetworks, Inc., and subsidiaries as of December 31, 1999 and 1998 and the consolidated statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule and the consolidated balance sheet of RealNetworks, Inc. and subsidiaries as of December 31, 1997 and the consolidated statements of operations and comprehensive loss, shareholders' equity (deficit) and cash flows for the year ended December 31, 1996 and related financial statement schedule, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of NetZip, Inc. incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated January 21, 2000 with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                2,898,558 SHARES



                               REALNETWORKS, INC.



                              --------------------






                                  COMMON STOCK






                                   PROSPECTUS











                                 ___________________, 2000

                               REALNETWORKS, INC.

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



 ITEM
NUMBER

Item 14 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except SEC fees and the Nasdaq National Market listing fee are estimates.

               Registration Statement--SEC ......................         $ 13,092
               Printing expenses ................................         $  5,000
               Accounting fees ..................................         $ 10,000
               Legal fees .......................................         $ 20,000
               Miscellaneous ....................................         $ 11,908
                                                                          --------
               Total ............................................         $ 60,000

Item 15 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The registrant's Restated Articles of Incorporation and Amended and Restated Bylaws provide for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose. Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The registrant's Amended and Restated Articles of Incorporation contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders. The registrant has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the registrant's officers and directors with indemnification to the maximum extent permitted by the WBCA.

Item 16 EXHIBITS.


          Exhibit
          Number
          ------
            5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                      Corporation.

            23.1      Consent of KPMG LLP.

            23.2      Consent of Arthur Andersen LLP.

            23.3      Consent of Wilson Sonsini Goodrich & Rosati (included in
                      Exhibit 5.1).

            24.1      Power of Attorney (included on signature page).


Item 17 UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 27th day of April, 2000.



                                        REALNETWORKS, INC.

                                        By  /s/  Paul Bialek
                                            -----------------------------------
                                            PAUL BIALEK, SENIOR VICE PRESIDENT
                                            FINANCE AND OPERATIONS AND
                                            CHIEF FINANCIAL OFFICER



                        SIGNATURES AND POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Glaser and Paul Bialek, joint and severally, his or her attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 27th day of April, 2000.


         SIGNATURE                                       TITLE
         ---------                                       -----
     /s/ Robert Glaser                   Chief Executive Officer,
----------------------------------       Chairman of the Board and Treasurer
       Robert Glaser                     (Principal Executive Officer and
                                         Chairman of the Board)


      /s/ Paul Bialek                    Senior Vice President,
----------------------------------       Finance and Operations and
        Paul Bialek                      Chief Financial Officer
                                         (Principal Financial and Accounting
                                         Officer)


     /s/ Edward Bleier                   Director
----------------------------------
       Edward Bleier



      /s/ James Breyer                   Director
----------------------------------
        James Breyer



     /s/ Bruce Jacobson                  Director
----------------------------------
       Bruce Jacobson



     /s/ Mitchell Kapor                  Director
----------------------------------
       Mitchell Kapor

                                INDEX TO EXHIBITS



  Exhibit
  Number
    5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation.

   23.1      Consent of KPMG LLP.

   23.2      Consent of Arthur Andersen LLP.

   23.3      Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit
             5.1).

   24.1      Power of Attorney (included on signature page).